Exhibit 99.1

September 24, 2008

Zynex Announces a $3 million Line of Credit.

Zynex, Inc. ZYXI, a provider of pain management systems and electrotherapy products for medical patients with functional disability, announces that it has entered into a Loan and Security Agreement with Marquette Healthcare Finance.  The Loan Agreement provides Zynex with a revolving credit facility of up to $3,000,000. The Loan is secured by a first priority security interest in all of Zynex’s assets. The term of the credit facility is 3 years.

Thomas Sandgaard, CEO, commented: “This Line of Credit allows us to continue our growth efforts. In the most recent six months ended June 30, 2008 alone, we produced $430,897 in cash from operations; and in the most recent quarter we had a net income of $1,852,212. At the same time, we have continued to show a significant increase in monthly orders compared to the past year.

Also, importantly we believe it is a strong signal to the market that we do not have current plans to raise capital by offering additional stock.  We further believe that we are equipped for having our stock traded on the American Stock Exchange (AMEX).”

Mr. Sandgaard added: "We are very excited to be working with Marquette. Marquette has been responsive to our needs and has shown a solid understanding of the healthcare business."

About Zynex, Inc.
Zynex (founded in 1996) engineers, manufactures, markets and sells its own design of electrotherapy medical devices in two distinct markets: standard digital electrotherapy products for pain relief and pain management; and the NeuroMove(TM) for stroke and spinal cord injury (SCI) rehabilitation. Zynex's product lines are fully developed, FDA-cleared, commercially sold, and have been developed to uphold the Company's mission of improving the quality of life for patients suffering from impaired mobility due to stroke, spinal cord injury, or debilitating and chronic pain.

About Marquette Healthcare Finance
Marquette Healthcare Finance, based in Portland, Oregon, is a nationwide provider of asset-based lending solutions for healthcare companies with annual revenues from $10 million to $200 million. The company supports working capital needs, acquisitions, recapitalizations, and mergers and acquisitions.

Safe Harbor Statement
Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain external capital in order to grow our business, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, our dependence on third party manufacturers to produce our goods on time and to our specifications, the acceptance of our products by hospitals and clinicians, implementation of our sales strategy including a strong direct sales force and other risks described in our 10-KSB Report for the year ended December 31, 2007.

Contact Information: Zynex, Inc.,Thomas Sandgaard, CEO, 303-703-4906 www.zynexmed.com

Contact Information:  Marquette Healthcare Finance, Marty Golden, EVP, 503-221-5030  www.marquettehf.com